Exhibit 99.1

CORRECTION -- Merrimac Industries, Inc.

    In the news release, Merrimac (Amex: MRM) Reports Third Quarter 2007 Results, issued earlier today by Merrimac Industries, Inc. over PR Newswire, the Summary of Consolidated Statements of Operations / Quarter Ended September 29, 2007 / Income (loss) from continuing operations - diluted should read "$0.08" rather than $(.08)" as incorrectly transmitted by PR Newswire.

    PR Newswire is further advised of the following revisions in the same table, same column: Loss from discontinued operations - diluted should be "$(.69)" rather than "$(.68)"; Net (loss) per common share - diluted should be "$(.61)" rather than "$(.60)"; Weighted average number of shares outstanding - diluted should read "2,960,000" rather than "3,039,000".

    Complete, corrected table follows:

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations
(Unaudited)
	Quarter Ended
	September 29, 2007	September 30, 2006 (a)
Net sales	$6,612,000	$5,499,000
Gross profit	2,816,000	2,284,000
Selling, general and administrative expenses	2,099,000	2,222,000
Research and development	400,000	578,000
Operating income (loss)	317,000	(516,000)
Interest and other (expense) income, net	(72,000)	52,000

Income (loss) from continuing operations	245,000	(464,000)

Loss from discontinued operations	(2,058,000)	(135,000)

Net loss	(1,813,000)	(599,000)

Net income (loss) per common share:
Income (loss) from continuing operations-basic	$.08	$(.15)
Loss from discontinued operations-basic	$(.70)	$(.04)
Net (loss) per common share-basic	$(.62)	$(.19)

Income (loss) from continuing operations-diluted	$.08	$(.15)
Loss from discontinued operations-diluted	$(.69)	$(.04)
Net (loss) per common share-diluted	$(.61)	$(.19)

Weighted average number of shares outstanding-basic	2,917,000	3,137,000
Weighted average number of shares outstanding-diluted	2,960,000	3,137,000

(a) In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the prior period have been reported as discontinued operations.